EXHIBIT 4

Standstill Agreement

This Agreement is entered into as of August 3, 2022 (this "Agreement" (including the exhibits hereto)), by and among Saba Capital Management, L.P. ("Saba") and Salient Capital Advisors, LLC (the "Advisor" and, together with Saba, the "Parties" and individually a "Party").

Whereas, Salient Midstream & MLP Fund (the "Fund") has announced that its Board of Trustees (the "Board") has approved a reorganization of the Fund (the "Reorganization") with and into Salient MLP & Energy Infrastructure Fund, a series of Salient MF Trust (the "Surviving Fund", and together with the Fund, the "Funds"), and the Advisor is the advisor of both the Fund and the Surviving Fund.

Whereas, the Advisor expects the Reorganization to be completed by September 30, 2022;

Whereas, the board of trustees of Salient MF Trust (together with the Board, the "boards") has approved a reorganization transaction for Salient MF Trust on behalf of the Surviving Fund (the "Surviving Fund Transaction") in connection with a sale by the parent company of the Advisor and certain of its Affiliates of substantially all of their respective assets in a transaction with Westwood Holdings Group, Inc., and has approved the solicitation of Surviving Fund shareholders to approve the Surviving Fund Transaction; and

Whereas, as of the close of business on the date hereof, Saba may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, in the aggregate, 4,216,057 common shares of beneficial interest of the Fund, $0.01 par value (the "Common Shares"), which includes Common Shares held by one or more private funds and accounts managed by Saba (the "Saba Private Funds") and one or more public funds registered under the Investment Company Act of 1940 (the "Saba RICs").  For the avoidance of doubt, the Saba RICs are not a party to, are not restricted by and are not governed by, the terms of this Agreement.

Now, Therefore, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Advisor Actions.

1.1 On the basis of the representations, warranties and agreements set forth herein and subject to performance by Saba of its covenants and other obligations hereunder and the other conditions set forth herein:

(a) The Advisor represents and warrants that the Fund has declared a special distribution in the aggregate amount of $300,000 expected to be paid after the Reorganization is approved by Fund shareholders and before the consummation of the Reorganization (the "Special Distribution"), such Special Distribution to be paid no later than the earlier of (i) the next scheduled distribution and (ii) September 30, 2022.

(b) The Advisor shall, no later than five (5) business days after the Fund's shareholders approve of the Reorganization, transfer $300,000 to the Fund to be distributed in the Special Distribution contemplated by Section 1.1(a).

Section 2. Additional Agreements

2.1 On the basis of the representations, warranties and agreements set forth herein by Advisor, Saba, on behalf of itself and the Saba Capital CEF Opportunities 1, Ltd., will, within two (2) business days of the Agreement, irrevocably withdraw the shareholder notices for the nominations submitted by Saba Capital CEF Opportunities 1, Ltd. to the Fund on December 2, 2021, and any and all related amendments, supplements, notices, requests and other materials submitted to the Fund in connection therewith.  In addition, if Saba determines to redeem the Saba Entities' Surviving Fund Shares after the Reorganization it will use commercially reasonable efforts to provide five days' notice to the Advisor.

2.2 Saba covenants and agrees that during the period from the date of the Agreement through the date that is the earliest of (a) 60 days after the consummation of the Surviving Fund Transaction, (b) the business day after the Saba Entities (as defined below) no longer own shares of the Surviving Fund, provided that the record date for the vote on the Surviving Fund Transaction has not passed and the Saba Entities do not purchase shares of the Surviving Fund and (c) October 31, 2022 (the "Effective Period"), it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents (acting on Saba's behalf), affiliated persons (as defined in the 1940 Act and which, for the avoidance of doubt, shall exclude the Saba RICs but shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons) and representatives under Saba's control (all such persons, collectively, the "Saba Entities"), and any other persons controlled by or under common control with Saba or Saba Capital Management GP, LLC or Boaz R. Weinstein (which shall not include the Saba RICs (such other persons, "Affiliates"), not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person (which for the avoidance of doubt includes, without limitation, entities and individuals) take any of the actions set forth below), unless specifically permitted in writing in advance by the Fund and the Advisor, take any of the actions with respect to the Fund or the Surviving Fund as set forth below:

(a) effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to (other than as specifically contemplated by this Agreement):

(i) any "solicitation" of "proxies" or become a "participant" in any such "solicitation" as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund or the Surviving Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders); or

(ii) knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the recommendation of the management or boards of the Fund and/or the Surviving Fund with respect to the Fund or Surviving Fund in connection with such matter or encouragement or advice solely amongst Saba and its Affiliates and the Saba Entities) with respect to the Fund or the Surviving Fund.

(iii) any (i) tender or exchange offer for securities of the Fund or the Surviving Fund, (ii) short sale that derives substantially all of its value from a decline in the market price of the Fund (for the avoidance of doubt, Saba and its Affiliates may short sell broad based indices); or (iii) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar extraordinary transaction with respect to the Fund or the Surviving Fund (it being understood that the foregoing shall not restrict any person (including Saba and its Affiliates) from tendering or exchanging Common Shares or common shares of the Surviving Fund, receiving payment for Common Shares or otherwise participating in any such transaction on the same basis as other shareholders of the Fund or from participating in any such transaction that has been approved by the Fund's Board, subject to the terms of this Agreement);

(b) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of Saba and its Affiliates and the Saba Entities) with respect to the securities of the Fund or the Surviving Fund or in connection with seeking the election or removal of any trustee of the Fund or the Surviving Fund;

(c) deposit any securities of the Fund or the Surviving Fund in any voting trust or subject any securities of the Fund or the Surviving Fund to any arrangement or agreement with respect to the voting of the securities of the Fund or the Surviving Fund, including, without limitation, lend any securities of the Fund or the Surviving Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Fund or the Surviving Fund (other than any such voting trust, arrangement or agreement solely among the members of Saba and its Affiliates and the Saba Entities);

(d) seek, alone or in concert with others, (i) election or appointment to, or representation on, the boards of the Fund and/or the Surviving Fund, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the boards of the Fund and/or the Surviving Fund, or (ii) the removal or resignation of any member of the boards of the Fund and/or the Surviving Fund, or knowingly encourage any such actions in clause (i) or (ii) specifically with regard to the Fund or the Surviving Fund;

(e) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Fund or the Surviving Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.2 and Section 2.3) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the Effective Period;

(f) make a request for a shareholder list or other books and records of the Fund or the Surviving Fund under Delaware, New York, or Texas law or any other statutory or regulatory provision or otherwise;

(g) seek to control or influence the Advisor, the boards of the Fund and/or the Surviving Fund, or policies of the Fund or the Surviving Fund;

(h) institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Fund or the Surviving Fund any of the current or former directors, trustees or officers (including derivative actions) of the Fund or the Surviving Fund; provided, however, that for the avoidance of doubt the foregoing shall not prevent Saba from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Saba, or (C) responding to or complying with a validly issued legal process;

(i) make any public statement or public proposal with respect to (i) any change in the number or term of directors or trustees or the filling of any vacancies on the boards of the Fund and/or the Surviving Fund, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the Fund or the Surviving Fund, (iii) any other material change in the Fund's or the Surviving Fund's management, business or corporate structure with respect to the Fund or the Surviving Fund, or (iv) any waiver, amendment or modification to the charter or bylaws of the Fund or the Surviving Fund ;

(j) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k) publicly, or privately in a manner that is intended to or would reasonably be expected to require any public disclosure by the Fund or the Surviving Fund or Saba, request (x) that the Fund or the Surviving Fund, the boards of the Fund and/or the Surviving Fund or any of their respective representatives amend or waive any provision of this Section 2.2 (including this sentence) or (y) the boards of the Fund and/or the Surviving Fund to specifically invite Saba or any of its Affiliates to take any of the actions prohibited by this Section 2.2.

Nothing herein shall be deemed to prohibit Saba and its Affiliates from communicating privately with the trustees, officers, and advisors of the Fund or the Surviving Fund (including the Advisor) so long as such private communications would not reasonably be expected to require any public disclosure obligations in respect of the content of such communications for the Fund, the Surviving Fund or any Party. In addition, the covenants set forth in this Section 2.2 shall not be deemed to prevent the voting of any Common Shares held by the Saba RICs proportionately in accordance with mirror voting in accordance with their respective proxy voting policies.  For the avoidance of doubt, it is Saba's policy to vote, and therefore it will vote, the Common Shares held by the Saba RICs proportionately in accordance with mirror voting.

2.3 Saba covenants and agrees that during the Effective Period, it will, and will cause its Affiliates and the Saba Entities (except, for the avoidance of doubt, the Saba RICs) to:

(a) appear by proxy or otherwise at any annual or special meeting of shareholders of the Fund or the Surviving Fund, in each case, concerning the Reorganization (or any other vote in connection with the Reorganization, including the Surviving Fund Transaction), and cause all shares it and the Saba Entities and their respective Affiliates beneficially own and are entitled to vote as of the record date for such meeting to be counted as present thereat for purposes of a quorum for the Reorganization (or any other vote in connection with the Reorganization, including the Surviving Fund Transaction); and

(b) except for any action that would be in contravention of this Agreement, vote or cause to be voted at any annual or special meeting of shareholders of the Fund or the Surviving Fund, all of the shares it and the Saba Entities beneficially own and are entitled to vote as of the record date for such meeting (except, for the avoidance of doubt, for the Saba RICs, which will be Mirror Voting) (i) in favor of the Reorganization (or any other vote in connection with the Reorganization, including the Surviving Fund Transaction) and (ii) against any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the boards of the Fund and/or the Surviving Fund with respect to the Reorganization (or any other vote in connection with the Reorganization, including the Surviving Fund Transaction).  For the avoidance of doubt, if Saba lends any shares of the Fund or the Surviving Fund to any third party, Saba shall recall any such stock loan in advance of the record date for any vote of or consent by the shareholders of the Fund or the Surviving Fund so that Saba shall have full voting rights with respect to all such loaned shares (except for the Saba RICs).

2.4 Upon the written request of the Fund or the Surviving Fund, which shall be no more frequently than once each fiscal year of the Fund or the Surviving Fund, respectively, Saba will notify the Fund or the Surviving Fund in writing of the number of shares beneficially owned by it and its Affiliates and the Saba Entities. Saba shall use its commercially reasonable efforts, including taking all actions reasonably practical, to prevent its present and future general partners, members, directors, officers and Affiliates, and any Saba Entity, from engaging in conduct otherwise prohibited by this Agreement.

2.5 Saba represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Saba in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d) Saba beneficially owns, directly or indirectly, and has the power to vote all the Common Shares as described in the recitals to this Agreement (except for shares of the Saba RICs, which shall be subject to Mirror Voting in accordance with the proxy voting policies presently in place at the Saba RICs), and its ownership of Common Shares has at all times complied with applicable provisions of the 1940 Act.

(e) As of the date hereof, neither Saba nor any of its Affiliates is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the shares of the Fund or the Surviving Fund.

2.6 The Advisor represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

2.7 The Advisor covenants and agrees that, following the certification by the Fund's inspector of election of the approval by the Fund's shareholders of the Reorganization, the Advisor shall promptly pay to Saba $200,000 which will cover Saba's out-of-pocket legal fees by wire in accordance with separate written instructions to be provided by Saba.

Section 3. Public Announcement

3.1 No later than two (2) business days following the date of this Agreement, (a) the Advisor or the Fund shall issue a press release substantially in the form attached as Exhibit A (the "Salient Press Release") and (b) Saba shall issue one press release substantially in the form attached as Exhibit B (the "Saba Press Release" and, together with the Salient Press Release, the "Press Releases"), and no Party shall make any public statement inconsistent with the Press Releases during the Effective Period in connection with the announcement of this Agreement.  No Party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other Party except as provided below. Nothing in this Agreement shall limit or prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer reorganization conducted pursuant to a registration statement on Form N-14, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Sections 2.2 and 5.1 of this Agreement, any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

3.2 Saba shall promptly prepare and file an amendment to their applicable Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") for the Fund reporting the entry into this Agreement (which will not contain any statement inconsistent with the Press Releases, and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to the Fund).  Saba shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

3.3 The Parties acknowledge and agree that the Fund plans to solicit shareholder approval for and consummate the Reorganization and that the Surviving Fund plans to solicit shareholder approval and consummate the Surviving Fund Transaction.

Section 4. Termination

4.1 This Agreement shall remain in full force and effect until:

(a) the end of the Effective Period; or

(b) such earlier or later other date as may be established by mutual written agreement of the Fund, the Advisor and Saba.

4.2 Section 6 will survive the termination of this Agreement.

Section 5. No Disparagement

5.1 The Advisor and Saba shall each refrain from making, and shall cause their respective Affiliates, which for the Advisor shall include the Fund and the Surviving Fund, and its and their respective principals, directors, members, general partners, officers, agents, advisors, and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by Saba: the Fund, the Surviving Fund or any of its Affiliates, subsidiaries or advisors (including the Advisor), or any of its or their respective current or former officers, trustees, directors or employees (including, without limitation, any statements or announcements regarding the Fund's or the Surviving Fund's strategy, operations, performance, products or services), and (b) in the case of statements or announcements by the Fund or the Advisor: Saba and its Affiliates, subsidiaries or advisors, or any of its or their respective principals, directors, members, general partners, officers, or employees or any person who has served in any such capacity with respect to Saba and Saba's advisors.

Section 6. Miscellaneous

6.1 Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in New York, New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

6.2 Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in New York, New York (and the appellate courts thereof) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in New York, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4 Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

6.5 Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to the Advisor, to:

Salient Capital Advisors, LLC

4265 San Felipe, 8th Floor

Houston, Texas 77027

Attention: Paul Bachtold

Email: pbachtold@salientpartners.com

If to the Fund, to:

Salient Midstream & MLP Fund

4265 San Felipe, 8th Floor

Houston, Texas 77027

Attention: Kristen Bayazitoglu

Email: kbayazitoglu@salientpartners.com

If to Saba, to

Saba Capital Management, L.P.
405 Lexington Avenue, 58th Floor
New York, NY 10174

Attention: Michael D'Angelo

Email: Michael. D'Angelo@sabacapital.com

6.6 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.7 Expenses.  Except as provided in Section 2.7, all attorneys' fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

6.8 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

6.9 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment will be null and void.

6.10 Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

6.11 Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

6.12 Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

Salient Capital Advisors, LLC

Name:
Title:

Saba Capital Management, L.P.

Name: Michael D'Angelo
Title: COO

Exhibit A

Fund Press Release

SALIENT MIDSTREAM & MLP FUND ANNOUNCES THIRD QUARTER 2022 DISTRIBUTION AND ACCOMPANYING SPECIAL DISTRIBUTION, NET ASSET VALUE AS OF JULY 31, 2022 AND RECORD DATE FOR REORGANIZATION

HOUSTON, TX - August    , 2022 - Salient Midstream & MLP Fund (the "Fund") (NYSE: SMM) today announced a distribution of $0.0875 per share for the third quarter ending August 31, 2022. The Fund also announced a special distribution of $0.0169 per share, for an aggregate amount of $300,000, in connection with the Fund's potential reorganization and an anticipated payment by the Advisor.  These distributions will be payable on August 30, 2022 to common shareholders of record on August 18, 2022. It is anticipated that these distributions will be a combination of return of capital and ordinary income for tax purposes. The final tax status of the distribution may differ substantially from this preliminary information, and the final determination of such amount will be made after the end of the fiscal year.

In addition, the Fund announced that August 10 will be the record date for determining shareholders entitled to vote on the reorganization of the Fund into Salient MLP & Energy Infrastructure Fund ("SMAPX"), an open-end fund that is a series of Salient MF Trust and has a similar investment strategy.  The Fund and SMAPX are both managed by Salient Capital Advisors, LLC.  As previously announced, on June 28, 2022, after consideration of a variety of factors and alternatives, the Board of Trustees determined that it would be in the best interest of shareholders to reorganize SMM into SMAPX.  The proposal to reorganize SMM into SMAPX will require the approval of SMM shareholders.

At the close of business on July 31, 2022, the Fund's total assets were $215.7 million and the Net Asset Value (NAV) per share was $8.89.1

The Fund's quarterly distributions per share over the past year are shown below:2

$0.0875		August 30, 2022	August 17, 2022	August 18, 2022
$0.0875		May 27, 2022	May 18, 2022	May 19, 2022
$0.0875	25.0%	February 25, 2022	February 16, 2022	February 17, 2022
$0.070		November 29, 2021	November 15, 2021	November 16, 2021
$0.070	16.7%	August 30, 2021	August 16, 2021	August 17, 2021
Total Increase	45.8%

____________________

1 Past performance is not indicative of future results. Current performance may be higher or lower than the data shown. The data shown are unaudited. Returns do not reflect the deduction of taxes that shareholders may have to pay on Fund distributions or upon the sale of Fund shares.

2 The amount of distributions may vary depending on a number of factors. As portfolio and market conditions change, the rate of distributions on Fund common shares could change. A portion of the Fund's returns may be comprised of ordinary income, return of capital and net realized capital gains. The Fund will determine the tax characteristics of all Fund distributions after the end of the calendar year and will provide shareholders such information at that time.

Since the Fund's inception, the portfolio management team has focused on generating top-tier total returns rather than focusing on maximizing distributions. The Fund's performance over multiple time periods versus its peers is provided in the table below along with a ranking of SMM vs. peers.

Source: Salient Capital Advisors, LLC, July 31, 2022. For illustrative purposes only. Past performance is not indicative of future results.  No investment strategy can guarantee performance results. All investments are subject to investment risk, including loss of principal invested. The chart above in no way represents performance as it relates to SMAPX.

Since inception in 2012, SMM is the second best performing closed-end fund on market price and the third best on NAV in the peer group of eleven funds.

SMM's inception to date (ITD) annualized total return (based on market price) of -1.4% has outperformed the RIC Average of -4.5% and C-Corp average of -3.7%. Likewise, on a NAV basis, SMM's ITD return of -0.8% compares favorably to the -2.8% return for the peer group of RIC Funds and -2.1% for C-Corp Funds.

July Market Commentary

Energy infrastructure equities rebounded strongly in July after a difficult June. The energy infrastructure industry was up 10.9% as measured by the Alerian Midstream Energy Select Index (AMEI).3 The strong market rebound was driven by multiple factors with many analysts citing "peak inflation" expectations as a proximate cause for the rally. We believe that healthy second quarter earnings expectations combined with dividend payments (about 65% of the AMEI goes ex-dividend in late July and early August4) also played a role in the energy infrastructure industry's monthly performance. For the balance of 2022, we remain positive on the industry as 1) free cash flow after dividends is growing at a healthy pace, 2) hydrocarbon volumes are growing as drilling activity improves and 3) capital allocation remains mostly focused on returning excess cash to investors through buybacks and potential dividend increases.5

____________________

3 Source: Alerian, July 31, 2022. "Alerian Midstream Energy Select Index," "Alerian Midstream Energy Select Total Return Index," "AMEI" and "AMEIX" are trademarks of Alerian and their use is granted under a license from Alerian. Past performance is not indicative of how the index will perform in the future. The index reflects the reinvestment of distributions and income and does not reflect deductions for fees, expenses or taxes. The index is unmanaged and is not available for direct investment. Alerian Midstream Energy Select Total Return Index (AMEIX) is a total return composite of North American midstream energy infrastructure companies that are engaged in activities involving energy commodities. The capped, float-adjusted, capitalization-weighted index is disseminated in real time on a price-return basis. Inception date of the AMEIX is April 1, 2013.

4 Source: Bloomberg. July 31, 2022.

5 Free cash flow after distributions represents the cash a company generates after accounting for cash outflows to support operations and maintain its capital assets. Hydrocarbon a compound of hydrogen and carbon, such as any of those which are the chief components of petroleum and natural gas. Share buybacks are when a company buys its own outstanding shares to reduce the number of shares available on the open market.

Crude oil as measured by the West Texas Intermediate (WTI) benchmark was down 6.8% for the month of July but is now up 31.1% for the year.4 Recent crude oil price weakness is in part driven by fears that a recession could negatively impact crude oil demand and thus weigh on prices. During the past two recessions, crude oil demand declined, and we think investors have priced in some of those expectations today. Looking at past recessions, demand doesn't always decline - in both the 2001 and 1991 recessions global crude oil demand actually continued to grow.4 We will look to additional data points in coming months to determine whether demand is being impacted, however, based on data in hand it still appears that demand continues to outstrip supply and that global inventories are continuing to decline at this time.4 Longer term, we view crude oil prices in the $70-$80 range as being positive for investment in the American energy industry. Commodity analysts continue to see a tight supply environment for both crude oil and natural gas in 2022 and potentially in 2023. We believe that current prices are sufficient to lead to U.S. volume growth this year. The promise of these incremental volumes should be supportive of midstream companies.

The Fund's investment allocation as of July 31, 2022 is shown in the pie chart below:

Figures are based on the Fund's gross assets ex-cash and has been rounded to the nearest tenth for illustrative purposes only. Percentages may not add to 100% due to rounding.

Source: Salient Capital Advisors, LLC, July 31, 2022

The Fund's top ten holdings as of July 31, 2022 are shown below:6

No.	Symbol	Name	Country	Asset Type	Weight
1	ET	Energy Transfer L.P.	United States	MLP	9.9%
2	TRGP	Targa Resources Corp.	United States	C-Corp	7.2%
3	LNG	Cheniere Energy, Inc.	United States	C-Corp	6.9%
4	PPL CN	Pembina Pipeline Corp.	Canada	C-Corp	5.8%
5	ENB	Enbridge, Inc.	Canada	C-Corp	5.5%
6	MPLX	MPLX L.P.	United States	MLP	5.0%
7	WMB	The Williams Companies, Inc.	United States	C-Corp	4.8%
8	PAGP	Plains GP Holdings L.P.	United States	C-Corp	4.5%
9	OKE	ONEOK, Inc.	United States	C-Corp	4.3%
10	-	EMG Utica | Offshore Co-Investment LP	United States	C-Corp	4.2%
					58.1%

For illustrative purposes only. Current and future holdings are subject to change and risk and are not recommendations to buy or sell any security. Figures are based on the Fund's gross assets ex-cash. Source: Salient Capital Advisors, LLC, July 31, 2022.The Fund's unaudited balance sheet as of July 31, 2022 is shown below:

Salient Midstream & MLP Fund
Balance Sheet
July 31, 2022
(Unaudited)

Assets	(in millions)
Investments	$213.7
Other Assets	0.3
Cash and Cash Equivalents	1.7
Total Assets	$215.7

Liabilities
Line of Credit Payable	$58.1
Other Liabilities	0.0
Total Liabilities	$58.1
Net Assets	$157.6

The Fund had 17.7 million common shares outstanding as of July 31, 2022.

____________________

6 Fund shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. Data are based on total market value of Fund investments unless otherwise indicated. The data provided are for informational purposes only and are not intended for trading purposes.

Past performance is not indicative of future results.

###

This press release is not intended to, and does not constitute an offer to purchase or sell shares of SMM or SMAPX (together, the "Funds") nor is this press release intended to solicit a proxy from any shareholder of the Funds. The solicitation of the purchase or sale of securities or of proxy to effect the Reorganization will only be made by a definitive Proxy Statement/Prospectus. The Proxy Statement/Prospectus has yet to be filed with the U.S. Securities and Exchange Commission (the "SEC"). After the Proxy Statement/Prospectus is filed with the SEC, it may be amended or withdrawn. The Proxy Statement/Prospectus will not be distributed to shareholders of SMM unless and until a Registration Statement comprising of the Proxy Statement/Prospectus becomes effective with the SEC.

Salient Midstream & MLP Fund is a Delaware statutory trust registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The Fund's investment objective is to provide a high level of total return with an emphasis on making quarterly cash distributions to its common shareholders. The Fund seeks to achieve that objective by investing at least 80% of its total assets in securities of MLPs and midstream companies. There can be no assurance that the Fund will achieve its investment objective.

This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ significantly from the Fund's present expectations or projections indicated in any forward-looking statements. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; leverage risk; valuation risk; interest rate risk; tax risk; the volume of sales and purchase of shares; the continuation of investment advisory, administration and other service arrangements; and other risks discussed in the Fund's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund's investment objective will be attained.

About Salient

Salient Partners, L.P. ("Salient") is a real asset and alternative investment firm that offers a suite of strategies focused on energy and infrastructure, real estate and tactical alternative investments. Institutions and investment advisors turn to Salient to build smarter, more efficient portfolios. Strategies are offered in the form of open- and closed-end funds and separately managed accounts. Salient was founded in 2002 and has offices in Houston and San Francisco. Learn more about Salient at www.salientpartners.com.

SMAPX seeks to maximize total return (capital appreciation and income). SMAPX seeks to achieve its investment objective by investing at least 80% of its net assets in securities of MLPs and energy infrastructure companies. Investing involves risk including the potential loss of principal. SMAPX may engage in other investment practices that may involve additional risks and you should review the prospectus for a complete description.

You should consider the investment objective, risks, charges and expenses of SMAPX carefully before investing. The prospectus and summary prospectus contain this and other information about SMAPX and are available, along with information for SMM, by calling 866-667-9228. They should be read carefully before investing.

Advisory services offered by Salient Capital Advisors, LLC (the "advisor"), a wholly owned subsidiary of Salient Partners, L.P. Salient is the trade name for Salient Partners, L.P., which together with its subsidiaries provides asset management and advisory services. Salient MLP & Energy Infrastructure Fund is distributed by Foreside Fund Services, LLC.

FOR SHAREHOLDER INQUIRIES:

Salient Capital Advisors, LLC

info@salientpartners.com

800-994-0755

FOR MEDIA INQUIRIES:

David Linton

dlinton@salientpartners.com

713-993-4017

Exhibit B

Saba Press Release

SABA CAPITAL REACHES AGREEMENT REGARDING

SALIENT MIDSTREAM & MLP FUND

Agreement Secures "Saba Special Distribution" Paid to All Shareholders

NEW YORK, August [ _ ], 2022 - Saba Capital Management, L.P. and certain associated parties (collectively "Saba" or "we") today announced that it has reached an agreement regarding Salient Midstream & MLP Fund (NYSE: SMM) (the "Fund").

Under the terms of the agreement, Saba has agreed to support the Fund's reorganization into a lower fee open-end mutual fund, Salient MLP & Energy Infrastructure Fund. In addition, the Fund's investment advisor will make a payment of $300,000 to the Fund, to be paid out to all shareholders as a special "Saba Special Distribution".

"Saba is excited to have reached this agreement through constructive engagement with the Fund's board and its advisor," said Paul Kazarian, Partner and Portfolio Manager at Saba. "As a result, shareholders who choose to exit the Fund will be able to do so at a premium to its net asset value because of the Saba Special Distribution. Shareholders who choose to stay in the open-end fund will benefit from the Saba Special Distribution as well as a 20% reduction in their management fee going forward."

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of institutional clients. The firm, which is a pioneer of credit relative value and capital structure trading, currently invests across four core strategies: Credit Relative Value, Tail Hedge, SPACs and Closed-End Funds. Founded in 2009 by Boaz Weinstein, Saba is privately held by its partnership and headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners
Greg Marose / Kate Sylvester, 646-386-0091
gmarose@longacresquare.com / ksylvester@longacresquare.com